Exhibit 10.6

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY "[***]," HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIALAND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT #1 to

STATEMENT OF WORK #1

This Amendment #1 to Statement of Work #1 dated October 19, 2020 (this “Amendment #1”), is entered into and effective September 26, 2024 (“Amendment #1 Effective Date”) by SIGA Technologies, Inc., a Delaware corporation with a principal address at, 31 East 62nd Street New York, NY 10065 (hereinafter “SIGA”), and Tides Group LLC, with a principal address at [***] (hereinafter “Consultant”) (each of SIGA and Consultant, a “Party” and, collectively, the “Parties”).

WHEREAS, SIGA and Consultant entered into a Consulting Agreement, dated October 19, 2020, as amended by Amendment #1 to the Consulting Agreement dated September 1, 2022 (together, the “Agreement”); and

WHEREAS, SIGA and Consultant entered into Statement of Work #1 to the Agreement, dated October 19, 2020 (“Statement of Work #1”); and

WHEREAS, SIGA and Consultant now seek to amend Statement of Work #1;

THEREFORE, in consideration of the promises and of the mutual covenants, representations and warranties contained in the Agreement and set forth herein, the Parties agree as follows:

1.	The Payment Terms section is hereby amended in its entirety to read:

Payment Terms

Consulting Rate: $20,000/month USD (the “Consulting Rate”).

Total charges for professional service fees and direct expenses will not exceed $20,000 per month without the prior written approval of SIGA. This “not to exceed” amount includes all pass-through expenses (e.g., airline tickets, rental car, hotel, etc.). SIGA agrees to pay to Consultant the Consulting Rate, in accordance with the terms set forth in Paragraph 4 of the Agreement. Such payments shall continue through March 31, 2026 (the “Term”) even if the Agreement or the Statement of Work #1 are earlier terminated; provided that, such payments shall cease if the Agreement or the Statement of Work #1 are terminated (a) by SIGA due to Cause (as defined below) or (b) voluntarily by Consultant.

SIGA shall pay to Consultant a one-time payment following SIGA’s receipt of a request for proposal (RFP) or a request for information (RFI) from the Administration for Strategic Preparedness & Response (ASPR) to supply oral TPOXX to the Strategic National Stockpile (SNS) to at least replenish the existing TPOXX stockpile maintained by the SNS, in accordance with the following table (such payment, the “SNS Bonus”). For purposes of this Amendment #1, receipt of an RFP or RFI may occur by the posting of such request by ASPR on the applicable website or by providing a copy of such request directly to SIGA.

Deadline	Triggering Event	SNS Bonus Amount
Prior to January 1, 2025	Receipt of RFP or RFI	$240,000
January 1, 2025 – March 31, 2025	Receipt of RFP or sole source notice (SSN)	$180,000
April 1, 2025 – June 30, 2025	Receipt of RFP or SSN	$120,000
Following July 1, 2025	Receipt of RFP or SSN	N/A

The SNS Bonus, if any, shall only be paid once, and shall be paid within thirty (30) days following SIGA’s receipt of a qualifying RFP or RFI. For the avoidance of doubt, neither SIGA’s receipt of an RFI on or after January 1, 2025 nor receipt of an RFP on or after July 1, 2025 will result in the payment of an SNS Bonus.

If SIGA terminates the Agreement or the Statement of Work #1 without Cause prior to July 1, 2025 and an SNS Bonus has not been earned prior to such date, then SIGA shall pay Consultant the SNS Bonus (if any) that would have been payable had an RFP been received by SIGA on the date of termination, with such SNS Bonus payable as a lump-sum payment within thirty (30) days following the date of termination. If the Agreement or the Statement of Work #1 are terminated (a) by SIGA due to Cause or (b) voluntarily by Consultant, in either case, prior to July 1, 2025 and an SNS Bonus has not been earned prior to such date, then Consultant shall forfeit eligibility to earn the SNS Bonus on termination.

For purposes of this Amendment #1, “Cause” shall mean the occurrence of any of the following:

1.	Consultant’s repeated failure or refusal to perform Consultant’s duties under the Agreement or Statement of Work #1;

2.

any act by or omission of Consultant constituting gross negligence or willful misconduct in connection with the performance of Consultant duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates;

3.	perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent or employee thereof;

4.

the commission by or indictment of Consultant for (A) a felony or (B) any misdemeanor involving deceit or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or

5.	the material breach by Consultant of the Agreement or Statement of Work #1.

For purposes of this Amendment #1, references to the term “Consultant” in the definition of “Cause” shall also include Mr. Evan A. Knisely.

Notwithstanding the above changes, the remainder of Statement of Work #1 and the Agreement shall continue to exist, and this Amendment #1 is in no way intended to either terminate Statement of Work #1 or the Agreement or alter any other clauses contained within Statement of Work #1 or the Agreement. Should there be any conflict between this Amendment #1 and the terms and conditions of Statement of Work #1 or the Agreement, the Parties agree that the terms and conditions of this Amendment #1 shall prevail.

Signatures appear on the following page.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Amendment Effective Date written above.

SIGA TECHNOLOGIES INC.                TIDES GROUP LLC

Name: /s/ Diem Nguyen                           Name: /s/ Evan Knisely

Title: Chief Executive Officer                  Title: Founder

Date: September 26, 2024                        Date: September 26, 2024